Exhibit 10.15

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is both (i) not material and (ii) information that the registrant customarily and actually treats as private or confidential.

SHOPPING AGREEMENT

“Cancel Me”

This Agreement (the “Agreement”) is entered into as of March 27, 2025 (the “Effective Date”) by and between Ambitious Entertainment Inc., a Nevada corporation with its principal place of business at 12 Water St. Suite 604, Vancouver BC, Canada, V6B1A5 (“Company”), and HKCORPLA INC., a California corporation with its principal place of business at 937 Palms Blvd., Los Angeles, CA 90291(“Producer”).

RECITALS

WHEREAS, Producer owns all rights, title, and interest in and to a feature film project currently entitled “Cancel Me”, being produced by Lorne Hiltser, as written and to be directed by Adam Rose (the “Project”), including, but not limited to, all underlying literary, creative, and other intellectual property rights necessary for the development, production, and exploitation of the Project;

WHEREAS, Producer desires to engage Company to jointly shop the Project for the purpose of setting it up for production with a third-party financier, studio, network, or production company, inclusive of a major streamer (each a “Buyer”); and

WHEREAS, Company is willing to use its industry relationships, expertise, and resources to shop the Project on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Rights Granted 1.1 Producer hereby grants Company the exclusive third party right to further develop and shop the Project to potential Buyers during the Term (as defined below). For the avoidance of doubt, the exclusivity just relates to third parties and nothing herein shall be construed as limiting the right of Producer to continue to develop and shop the Project to Buyers contemporaneously.

1.2 The rights granted herein are limited to shopping and pitching the Project for development, financing, and/or production purposes. Company shall not have the right to produce, distribute, or otherwise exploit the Project unless separately agreed in writing pursuant to the terms herein.

2. Term 2.1 The term of this Agreement shall commence on the Effective Date and continue for a period of 12months (the “Term”).

2.2 If prior to the expiration of the Term, the parties are in bona fide negotiations with a Buyer to enter into an agreement to develop, finance or produce the Project, the Term shall be automatically extended for an additional period not to exceed ninety (90) days (as to each such Buyer). Upon expiration of the Term (subject to extension as set forth herein), if a Buyer has not been secured, then this Agreement shall expire and neither party shall have any further obligation to the other party in connection with the Project. Notwithstanding the foregoing, for a period of 6

months following expiration of the Term (as it may be extended), if any Buyer to whom the Project was submitted by Company during the Term and with whom substantial negotiations started, and whom Producer has no documented previous relationship with, desires to enter into negotiations regarding the Project, Company shall remain attached as a producer of the Project on the terms and conditions set forth herein.

3. Obligations of the Parties 3.1 Company agrees to: (a) Use good faith efforts to present the Project to Buyers; (b) Provide Producer with periodic updates regarding Company's efforts to shop the Project; and (c) Consult with Producer regarding any offers or interest received from Buyers with a target of a [redacted] minimum budget. Company shall provide advance notice to Producer as to any Buyer it is submitting the Project to.

3.2 Producer agrees to: (a) Cooperate with Company and provide any necessary materials, including scripts, treatments, teasers and pitch decks, to assist in shopping the Project; (b) Make themselves reasonably available to participate in pitches and meetings as requested by Company; and (c) Provide advance notice to Company as to any Buyer it is submitting the Project to.

4. Compensation 4.1 If the Project is set up with a Buyer during the Term by the efforts of Company, Company shall be entitled to a company and individual producer's credit in the name of Kirk Shaw, producer fee and a percentage of the backend participation in the Project, as negotiated with the Buyer and subject to a separate written agreement with the Buyer projected to include the following: [redacted] of the budget as the producers unit fees, with commercially reasonable efforts to increase this percentage, split [redacted] between the parties; with the producers' unit share of the net profits, i.e. exclusive of the financier customary [redacted] share, to be split [redacted] between the parties, after deducting the mutually approved talent "off the tops" (inclusive of Adam Rose). If the Project is set up with a Buyer during the Term by the efforts of Producer, Company shall be entitled to a company and individual producer's credit in the name of Kirk Shaw, with a producer fee and a percentage of the backend participation in the Project to be negotiated in good faith between the parties, reflecting the contribution made by Company.

4.2 Each party shall negotiate the terms of its separate written agreement with the Buyer in good faith, and in a manner to not frustrate the purpose of this Agreement between them.

5. Ownership 5.1 Producer retains all rights, title, and interest in and to the Project, subject to the rights granted to Company herein.

5.2 Company acknowledges that nothing in this Agreement shall be construed to transfer ownership of the Project to Company.

6. Representations and Warranties 6.1 Producer represents and warrants that: (a) They own all rights necessary to shop and develop the Project; (b) The Project does not infringe on the rights of any third party; and (c) They have the full authority to enter into this Agreement.

6.2 Company represents and warrants that: (a) It has the expertise and resources necessary to shop the Project; (b) It will act in good faith and in the best interests of the Project; and (c) It has the full authority to enter into this Agreement.

7. Miscellaneous 7.1 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, representations, and understandings and can only be superseded by a subsequent signed writing.

7.2 This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles.

7.3 Any disputes arising under this Agreement shall be resolved through binding arbitration in accordance with the rules of IFTA, with the venue located in Los Angeles, California with the prevailing party entitled to receive reasonable attorney's fees and costs.

7.4 This Agreement may be digitally executed and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Producer:

HKCORPLA INC.

____

By: Lorne Hiltser

Its: authorized signatory

Company:

Ambitious Entertainment Inc.

____

By: Kirk Shaw

Its: authorized signatory